Exhibit 4.04

Execution Version

AGREEMENT

BY

FUNDO MUTUO DE INVESTIMENTO EM EMPRESAS EMERGENTES INOVADORAS STRATUS GC III.

AMYRIS BIOTECHNOLOGIES. INC.,

AMYRIS BRASIL S.A.

AND, AS INTERVENING PARTY,

STRATUS INVESTIMENTOS LTDA.

March  3rd, 2010

AGREEMENT

This agreement (this “Agreement”) is executed on March 3rd, 2010 (the “Effective Date”), by the following parties (all of them, collectively, the “Parties” and individually, a “Party”):

(1)     FUNDO MUTUO DE INVESTIMENTO EM EMPRESAS EMERGENTES INOVADORAS STRATUS GC III (“Stratus”), a fund duly authorized by CVM according to Oficio n° 2607/06, dated November 23, 2006, registered with the CNPJ/MF under n°08.083.268/0001-46, herein represented by Stratus Gestão de Carteiras Ltda. (“SGC”), a company incorporated and existing under the laws of Brazil, with head offices in the city of São Paulo, State of São Paulo, at Rua Funchal, 129, 13th floor, suite B, Vila Olímpia, registered with the CNPJ/MF under n° 09.238.656/0001-11, authorized by CVM for the rendering of management of portfolio services, according to Ato Declaratório n° 9.808, dated April 28, 2008 herein represented in according with its regulations;

(2)     AMYRIS BIOTECHNOLOGIES, INC., a company incorporated and existing under the laws of the State of California, United States of America, with head offices at 5980 Hollis Street, Suite 100, Emeryville, California 94608, herein represented by its undersigned representatives (“ABI”);

(3)     AMYRIS BRASIL S.A., a company incorporated and existing under the laws of Brazil, with head offices in the city of Campinas, State of São Paulo, at Rua James Clerk Maxwell, n° 315, Techno Park, CEP 13069-380, registered with the CNPJ/MF under n° 09.379.224/0001-20, herein represented by its undersigned representatives (“AB” or the “Company”); and, as intervening party;

(4)     STRATUS INVESTIMENTOS LTDA., Stratus’s administrator (administradora), a company incorporated and existing under the laws of Brazil, with head offices in the city of São Paulo, State of São Pualo, at Rua Funchal, 129, 13th floor, suite B, Vila Olímpia, registered with the CNPJ/MF under n° 02.263.285/0001-89, herein represented by its undersigned representatives (“SIL”).

WHEREAS:

(A)     The Parties executed, on December 22, 2009, a certain Investment Agreement to regulate the investment, by Stratus, into the Company (the “Investment Agreement”);

(B)     In recognition of Stratus’ assistance in introducing AB to potential investors, AB and ABI have agreed to issue to Stratus and to certain of such potential investors, bonus de subscrição (subscription rights) on Shares of AB, under the terms and conditions of this Agreement;

Now, therefore, the Parties hereby decide to enter into this Agreement, which shall be governed by the following terms and conditions:

SECTION ONE

DEFINITIONS AND INTERPRETATION

1.1	Definitions.

The terms defined under this Agreement shall have the meaning attributed to them under the Investment Agreement, except as otherwise expressly determined herein.

1.2	Interpretation.

A reference in this Agreement to the singular includes a reference to the plural and vice-versa. The term “including” shall be deemed to be followed by the phrase “but not limited to”. The words “hereof”, “herein”, “hereto”, “hereunder” and similar words refer to this Agreement as a whole. The headings of this Agreement are included for convenience purposes only and are to be ignored in the interpretation of this Agreement.

SECTION TWO

ISSUANCE OF BONUS DE SUBSCRIÇÃO

2.1     Upon the earlier of (i) the completion (subscription and payment) of an additional investment of no less than R$5,000,000 (five million Reais) by Stratus and by certain investors, who will make their investment by means of a portfolio managed by Stratus (Stratus, along with such investors, the “Eligible Investors”), into AB; or (ii) March 16, 2010, AB will grant the Eligible Investors a bonus de subscrição for up to 600,000 (six hundred thousand) Shares of AB.

2.1.1     The final number of Shares to be acquired by the Eligible Investors upon exercise of its rights under the bonus de subscrição will be calculated as follows: (A) (i) the total amount invested (subscribed and paid-in) by the Eligible Investors into the capital of AB, divided by (ii) 15,000,000 (fifteen million), times (B) 600,000 (six hundred thousand). The bonus de subscrição is exercisable only through March 30, 2010, for a price for the issued Shares equal to R$1.00 (one Real).

2.2     ABI hereby irrevocably agrees to take all necessary measures to cause the Company to issue to the Eligible Investors, by no later than March 16, 2010, bonus de subscrição that will give them the right to subscribe and pay-in for additional Shares of AB, pursuant to the provisions above.

2.3     The failure by any of AB or ABI to take all necessary, required or desirable measures to implement the issuance of the bonus de subscrição (and the issuance of Shares of AB to the Eligible Investors, upon exercise of the bonus de subscrição) shall be considered as an event of default by AB and ABI, indemnifiable under the Investment Agreement.

SECTION THREE

MISCELLANEOUS

3.1     The provisions of the Investment Agreement and the Shareholders’ Agreement shall apply to this Agreement, mutatis mutandis, to the extent applicable, including but not limited to indemnification, choice of law and dispute resolution (arbitration) provisions.

3.2     For the avoidance of doubt, any Shares acquired by the Eligible Investors pursuant to the exercise of the bonus de subscrição will be deemed as bound to the Shareholders’ Agreement. References to “Shares” in both the Investment Agreement and the Shareholders’ Agreement shall cover any and all Shares acquired by the Eligible Investors, pursuant to the exercise of the bonus de subscrição hereby provided for.

3.3     This Agreement shall be executed in the Portuguese and English languages, provided that the English language shall prevail, including in arbitration and excluding when in proceedings before Brazilian courts, in which the Portuguese version shall prevail.

IN WITNESS hereof, this Agreement is executed in 4 (four) counterparts of the same form and content, in the City of São Paulo, State of São Paulo, Brazil, on March 3rd, 2010.

(Signature page below)

(Signature page of the Agreement, entered into by Fundo Mútuo de Investimento em Empresas Emergentes Inovadoras Stratus GC III, Amyris Biotechnologies, Inc., Amyris Brasil S.A., and, as intervening party, Stratus Investmentos Ltda., dated March 3rd, 2010.)

PARTIES:

/s/  [illegible]                                                 /s/  [illegible]

FUNDO MÚTUO DE INVESTIMENTO EM EMPRESAS EMERGENTES INOVADORAS STRATUS GC III BY ITS MANAGER STRATUS GESTÃO DE CARTEIRAS LTDA.

/s/  [illegible]

AMYRIS BIOTECHNOLOGIES, INC.

/s/  [illegible]                                                 /s/  [illegible]

AMYRIS BRASIL S.A.

/s/  [illegible]                                                 /s/  [illegible]

STRATUS INVESTIMENTOS LTDA.

WITNESSES:

1. /s/ Maria Virginia N. do A Mesquita	2. /s/ Ana Paula S. de Souza

Name: Maria Virginia N. do A Mesquita	Name: Ana Paula S. de Souza